Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – December 21, 2023

Auburn National Bancorporation, Inc. Repositions Balance Sheet

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) announced it has repositioned its balance sheet by selling approximately $117.6 million, or 27%, of its available-for-sale securities with a weighted average book yield of 2.11% and a weighted average duration of 4.0 years, resulting in an after tax-loss on sale of approximately $4.7 million or $1.36 per share. Proceeds of $111.3 million from the sale of securities will be used to repay wholesale funding of $48.0 million with a weighted average cost of 5.38%, while the remaining amounts will be held in cash to fund future loan growth, higher-yielding securities, and other banking operations. The Company expects these actions will reduce its balance sheet below $1.0 billion in total assets by December 31, 2023, which will provide additional cost savings for 2024.

Selling low-yielding investments and reducing high-cost wholesale funding improves the Company’s interest rate risk profile, future earnings, and tangible common equity to tangible asset ratio (“TCE ratio”), while maintaining our strong liquidity and capital positions. On a static basis, the Company expects the balance sheet repositioning to increase our net interest income by $2.8 million (pre-tax) and our earnings per share (after-tax) by approximately $0.60 per share in 2024. The Company estimates the earn-back period for the balance sheet repositioning to be approximately 2.3 years.

As a result of this balance sheet repositioning, the Company expects it will:

•	Report a net loss for the fourth quarter of 2023.

•	Improve net income, net interest income and margin, return on average assets, and return on average equity beginning in 2024.

•	The Company’s TCE ratio will increase due to a smaller balance sheet.

•	Maintain regulatory capital ratios that exceed all well-capitalized regulatory guidelines, before and after the repositioning.

•	Maintain a strong and stable liquidity position.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements and expectations about future financial position and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including Federal Reserve monetary policy tightening beginning in 2022 of monetary policies, including reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings and increases in the Federal Reserve’s target federal funds rate, interest rates (generally and those applicable to our assets and liabilities) and changes in our asset values, especially investment securities, as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2022 and otherwise in our other SEC reports and filings.